UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 19, 2011

ARUBA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33347	02-0579097

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1344 Crossman Ave.
Sunnyvale, CA 94089
(Address of principal executive offices, including zip code)
(408) 227-4500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 19, 2011, the Board of Directors (the “Board”) of Aruba Networks, Inc. (the “Company”) approved a new form of Indemnification Agreement (the “New Indemnification Agreement”) to be entered into by the Company with the members of the Board, Section 16 executive officers of the Company and other Board-appointed officers of the Company. Effective May 19, 2011, copies of the New Indemnification Agreement were executed on behalf of the Company and were distributed to the eligible individuals for countersignature.
For the current members of the Board, Section 16 executive officers of the Company and other Board-appointed officers of the Company that had entered into the Company’s previous form of indemnification agreement, the entry into the New Indemnification Agreement will replace and supersede the previous indemnification agreement with the Company.
As is the case with the Company’s previous form of indemnification agreement, the New Indemnification Agreement obligates the Company to indemnify the indemnitee to the fullest extent permitted by law if the indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any legal matter that relates to the indemnitee’s service to the Company, any subsidiary of the Company or any other entity to which the indemnitee provides services at the Company’s request, subject to certain exclusions and procedures set forth therein. As is the case with the Company’s previous form of indemnification agreement, the New Indemnification Agreement also obligates the Company to advance expenses incurred in connection with any such legal matter, subject to repayment by the indemnitee if it is ultimately determined that the indemnitee is not entitled to be indemnified by the Company.
The foregoing description is a summary only, does not purport to be a complete description of the New Indemnification Agreement and is qualified in its entirety by reference to the form of the New Indemnification Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Form of Indemnification Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARUBA NETWORKS, INC.
Date: May 20, 2011	By:	/s/ Alexa King
Alexa King
Vice President, Legal and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Indemnification Agreement